                                                                    EXHIBIT 99.1


                                                      1105 North Market Street
                                                             Suite 1230
                                                     Wilmington, Delaware 19801
                                                         www.delphifin.com

[DELPHI LOGO]

PRESS RELEASE


Contact: Bernard J. Kilkelly                            FOR IMMEDIATE RELEASE
         Vice President, Investor Relations             4/22/03
Phone:   212-303-4349
E-mail:  bernie-kilkelly@dlfi.com



      DELPHI FINANCIAL ANNOUNCES FIRST QUARTER 2003 OPERATING EPS OF $1.02

Wilmington, Delaware - April 22, 2003 - Delphi Financial Group, Inc. (NYSE:
DFG) announced today that operating earnings (1) in the first quarter of 2003 were $21.7 million, or $1.02 per share, an increase of 11% from first quarter 2002 operating earnings of $19.5 million, or $0.93 per share. Net income for the first quarter of 2003 was $22.5 million, or $1.06 per share, which included realized investment gains of $0.8 million, or $0.04 per share.

Core group employee benefit premiums in the first quarter of 2003 grew 26% from the first quarter a year ago, reaching a record $162.2 million. This growth was driven by a 50% increase in premiums from Safety National's leading product, excess workers' compensation insurance for self-insured employers. Safety National continued to capitalize on the hard market for excess workers' compensation, achieving average price increases of 15% on first quarter renewals along with significant improvements in contract terms. Delphi's premium growth also benefited from 25% growth in group life premiums and 21% growth in disability premiums at Reliance Standard Life, reflecting robust new production from its larger, more productive sales force focused on the attractive small case market.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi achieved excellent results in the first quarter as our insurance businesses continued to take advantage of very positive market environments. We expect the hard market in excess workers' compensation to continue for several years, based on ongoing large price increases in the primary workers' compensation market and the resulting shift toward greater use of self-insurance. Safety National is capitalizing on this market opportunity by raising prices, improving contract terms to take less risk, and achieving strong new sales. At Reliance Standard, we are continuing to increase our market presence in the attractive niche of companies with 10 to 500 employees by expanding our sales force and adding new offices."

Mr. Rosenkranz added, "Based on these favorable trends in our businesses, we remain very optimistic about our long-term growth prospects. For the full year 2003, we continue to expect to achieve operating earnings per share growth at a minimum rate of 12%."

Delphi's net investment income in the first quarter of 2003 increased 11% to $45.7 million from $41.1 million in the prior year. Invested assets at March 31, 2003 were $2.9 billion, up 14% from $2.5 billion at March 31, 2002. The pre-tax equivalent yield on the Company's investment portfolio in the first quarter of 2003 was 6.7%, compared with 6.9% in the first quarter of 2002. Book value per share increased to $33.49 at March 31, 2003 from $32.75 at the end of 2002.

                                                                    Exhibit 99.1

DELPHI FINANCIAL REPORTS FIRST QUARTER 2003 OPERATING EPS OF $1.02       PAGE 2

On April 23, 2003 at 11:00 AM (Eastern time), Delphi will broadcast the Company's first quarter 2003 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on April 23, 2003.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation, and travel accident. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from operations excluding after-tax realized investment gains and losses, as applicable. The Company believes that because realized investment gains and losses entail management discretion and do not represent an element of its ongoing earnings capacity, a measure excluding their impact is useful in analyzing the Company's operating trends. All per share amounts are on a diluted basis.

                                -tables attached-

                    DELPHI FINANCIAL GROUP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
          (Unaudited; in thousands, except per share data)


                                                                                               Three Months Ended
                                                                                          ----------------------------
                                                                                          03/31/03            03/31/02
                                                                                          --------            --------
Revenue:
   Premium and fee income                                                                 $171,761            $156,827
   Net investment income                                                                    45,705              41,064
   Net realized investment gains                                                             1,215                  95
                                                                                          --------            --------
                                                                                           218,681             197,986
                                                                                          --------            --------
Benefits and expenses:
   Benefits, claims and interest credited to policyholders                                 130,414             120,533
   Commissions and expenses                                                                 53,032              45,621
                                                                                          --------            --------
                                                                                           183,446             166,154
                                                                                          --------            --------

     Operating income                                                                       35,235              31,832

Interest expense:
   Corporate debt                                                                            2,269               2,528
   Dividends on Capital Securities of Delphi Funding L.L.C                                     839                 839
Income tax expense                                                                           9,631               8,895
                                                                                          --------            --------

     Net income                                                                           $ 22,496            $ 19,570
                                                                                          ========            ========


Basic results per share of common stock:

   Operating earnings                                                                     $   1.04            $   0.95
   Net realized investment gains, net of taxes                                                0.04                --
                                                                                          --------            --------
     Net income                                                                           $   1.08            $   0.95
                                                                                          ========            ========

   Weighted average shares outstanding                                                      20,823              20,688

Diluted results per share of common stock:

   Operating earnings                                                                     $   1.02            $   0.93
   Net realized investment gains, net of taxes                                                0.04                --
                                                                                          --------            --------
     Net income                                                                           $   1.06            $   0.93
                                                                                          ========            ========

   Weighted average shares outstanding                                                      21,214              21,153

Dividend paid per share of common stock                                                   $   0.08            $   0.07

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                (Unaudited; in thousands, except per share data)


                                                                                      03/31/03              12/31/02
                                                                                     ----------            ----------
Assets:
    Investments:
      Fixed maturity securities, available for sale                                  $2,467,674            $2,495,629
      Short-term investments                                                            215,549               204,890
      Other investments                                                                 217,684               115,532
                                                                                     ----------            ----------
                                                                                      2,900,907             2,816,051

    Cash                                                                                 53,160                27,669
    Cost of business acquired                                                           177,427               168,110
    Reinsurance receivables                                                             391,678               392,659
    Goodwill                                                                             93,929                93,929
    Other assets                                                                        184,282               163,371
    Assets held in separate account                                                      74,026                73,153
                                                                                     ----------            ----------

       Total assets                                                                  $3,875,409            $3,734,942
                                                                                     ==========            ==========

Liabilities and Shareholders' Equity:
    Policy liabilities and accruals                                                  $1,393,672            $1,371,214
    Policyholder account balances                                                       924,382               909,961
    Corporate debt                                                                      128,133               118,139
    Other liabilities and policyholder funds                                            637,834               554,890
    Liabilities related to separate account                                              63,582                63,033
                                                                                     ----------            ----------

       Total liabilities                                                              3,147,603             3,017,237

Capital Securities of Delphi Funding L.L.C                                               36,050                36,050

Shareholders' equity                                                                    691,756               681,655
                                                                                     ----------            ----------

       Total liabilities and shareholders' equity                                    $3,875,409            $3,734,942
                                                                                     ==========            ==========



Diluted book value per share of common stock                                         $    33.49            $    32.75

Diluted book value per share of common stock before
      accumulated other comprehensive income (1)                                     $    32.37            $    31.47

(1) Diluted book value per share of common stock before accumulated other comprehensive income, which is a non-GAAP financial measure, is based on shareholders' equity excluding the effect of accumulated other comprehensive income, which was $26.2 million and $30.0 million at March 31, 2003 and December 31, 2002, respectively. The Company believes that, because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP, this non-GAAP financial measure provides useful supplemental information.